Exhibit 10.16

January 28, 2013

Sean P. Nolan

Re:	Employment with InterMune, Inc.

Dear Sean:

On behalf of InterMune, Inc. (“InterMune” or the “Company”), I am pleased to extend to you this official offer of employment with InterMune as Executive Vice President, Chief Business Officer, reporting to Dan Welch, Chairman, CEO & President in our Brisbane, California office beginning on a Monday, February 11, 2013. InterMune may change your position, duties, supervisor and work location from time to time as it deems appropriate. This position is a full time, exempt position.

Your employment is subject to approval by InterMune’s Board of Directors, to proof of your legal right to work in the United States, and to your completing the INS Employment Eligibility Verification Form I-9. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of $35,416.67 per month (equivalent to $425,000 per year), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck.

Additionally, you will be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan will be based on two criteria: your individual performance against your goals as determined by your manager and InterMune’s performance as determined by InterMune’s senior management. For 2012, your target bonus will be 45% of your base pay; the maximum bonus generally available is 150% of target.

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, CA 94005-1021

Tel: (415) 466-2200

Fax: (415) 466-2300

Sean P. Nolan.

January 28, 2013

You also will be eligible to participate in InterMune’s Equity Incentive Plan. Following commencement of your employment, a grant of an option to purchase 376,000 equity units under InterMune’s Equity Incentive Plan will be recommended to the Compensation Committee of the InterMune Board of Directors on your behalf. The grant will be comprised of (a) an option to purchase 188,000 shares of Common Stock, and (b) 75,200 shares of restricted stock. The option and shares of restricted stock will vest over a period of four years beginning on the date of your employment and the option exercise price will be the NASDAQ closing price of InterMune’s common stock on the fifth business day of the month following the month in which you begin employment. The exercise of any options will be subject in all respects to the terms of your stock option agreement and the Equity Incentive Plan. The restricted stock will be subject in all respects to the terms of your restricted stock agreement and the Equity Incentive Plan. All option and restricted stock grants are subject to final approval by the Compensation Committee of the InterMune Board of Directors.

For the first 36 months of your continued employment with InterMune, the company will provide you a monthly living allowance of $6,500 gross. This allowance is to offset your cost to secure housing and ground transportation while working at our Brisbane Office. No other reimbursement will be made for these costs.

Employee Benefit

As a full-time employee, you will be eligible for paid time-off benefits, such as sick leave and holidays, in accordance with our policies for similarly situated employees. You also will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans. Currently, InterMune maintains group health insurance, vision and dental plans, a short and long-term disability plan, a Flexible Spending Account plan, a group Life Insurance and AD&D plan, a 401(k) savings plan, a Long Term Care plan and an Employee Stock Purchase Plan.

InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion. You may receive such other benefits as we may determine from time to time, in our sole discretion.

Sean P. Nolan.

January 28, 2013

Benefits upon Separation

Severance Pay in the Event of Termination (Not For Cause) Absent a Change in Control of InterMune. As a member of the InterMune’s Leadership Team, you will be entitled to the following benefits in the event your employment is terminated by InterMune other than for “Cause” or in the event of a “Change in Control” of InterMune (as those terms are defined below). Although you at all times will remain an at-will employee of InterMune, InterMune agrees that in the event your employment is terminated by the Company other than for “Cause” prior to, or more than 12 months after, a “Change in Control” of InterMune, you will receive the following benefits subject to your delivery to the Company of a general release in a form acceptable to InterMune that becomes effective and irrevocable within 60 days following your termination of employment:

•

If you have completed less than one (1) full year of service as of the date of your termination of employment, you will receive twelve (12)) months’ base salary at your final rate of pay, payable in a single cash lump sum on the 60th day following your termination of employment; in the event you elect COBRA continuation coverage, InterMune will reimburse you for, or directly pay, your COBRA premiums until the earlier of twelve (12) months following your termination of employment or the date you become eligible for coverage under another employer’s health plans; and six (6) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed at least one (1) year but less than two (2) years of service, as of the date of your termination of employment, you will receive twelve (12)) months’ base salary at your final rate of pay, payable in a single cash lump sum on the 60th day following your termination of employment; in the event you elect COBRA continuation coverage, InterMune will reimburse you for, or directly pay, your COBRA premiums until the earlier of twelve (12) months following your termination of employment or the date you become eligible for coverage under another employer’s health plans; and nine (9) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed two (2) years of service or more as of the date of your termination of employment, you will receive twelve (12)) months’ base salary at your final rate of pay, payable in a single cash lump sum on the 60th day following your termination of employment; in the event you elect COBRA continuation coverage, InterMune will reimburse you for, or directly pay, your COBRA premiums until the earlier of twelve (12) months following your termination of employment or the date you become eligible for coverage under another employer’s health plans; and twelve (12) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If such termination not for Cause occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year payable in a cash lump sum on the 60th day following your termination of employment.

The acceleration of vesting provided for in this section of this agreement is intended to be in lieu of any acceleration rights provided in any operative stock option agreement or restricted stock agreement you sign, and in addition to any acceleration rights provided in the operative Equity Incenitve Plan documents. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative stock option agreement, restricted stock agreement and Equity Incentive Plan document.

Sean P. Nolan.

January 28, 2013

Compensation upon Change in Control of InterMune. In the event that within the period of time commencing upon the signing of a definitive agreement that contemplates a Change in Control and ending on the first anniversary of such Change in Control: (i) your employment is terminated by InterMune or its successor without Cause, or (ii) you resign your employment with InterMune for “Good Reason” , then, in lieu of any severance benefits payable to you pursuant to the preceding paragraphs, you will receive the following benefits subject to your delivery to the Company of a general release in a form acceptable to InterMune that becomes effective and irrevocable within 60 days following your termination of employment:

(a) Cash Compensation: Two (2) years base salary at your final rate of pay payable in a single cash lump sum on the 60th day following your termination of employment and in the event you elect COBRA continuation coverage, InterMune will reimburse you for, or directly pay, your COBRA premiums until the earlier of the second anniversary of your termination of employment or the date you become eligible for coverage under another employer’s health plans. In the event your termination of employment occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year payable in a single cash lump sum on the 60th day following your termination of employment.

(b) Options or Restricted Share Grants: Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative stock option agreement, restricted stock agreement and Equity Incentive Plan documents.

Section 409A

Notwithstanding any provision to the contrary in this letter, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be payable pursuant to the preceding two paragraphs unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

Sean P. Nolan.

January 28, 2013

Further notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under the letter shall be paid as otherwise provided herein.

To the extent that any reimbursements payable pursuant to this letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this letter will not be subject to liquidation or exchange for another benefit.

Definitions

For purposes of this letter, “Cause” shall mean any of the following:

•	Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•	Willful failure, gross neglect r; or

•	Willful act that intentionally or materially injures the reputation or business of the Company; or

•	Willful breach of confidentiality that has a material adverse affect on the Company; or

•	Fraud or embezzlement; or

•	Indictment for criminal activity.

For purposes of this letter, “Change in Control” shall mean any of the following:

•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation; or

•

A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Sean P. Nolan.

January 28, 2013

For purposes of this letter, “Good Reason” shall mean any of the following undertaken without your written consent:

•	a material diminution in your duties, title or compensation, or

•	a requirement that you relocate more than 80 km (50 miles) from your then-current employment location

Notwithstanding the foregoing, you shall not have “Good Reason” to resign your employment unless you provide InterMune with written notice specifying the condition giving rise to Good Reason within 90 days after its initial occurrence, InterMune fails to cure the condition giving rise to Good Reason within 30 days of its receipt of such written notice (the “cure period”) and your resignation is effective within 30 days after the expiration of InterMune’s cure period.

Employment with InterMune is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason, with or without cause and with or without notice. Similarly, InterMune may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the Chief Executive Officer of InterMune, has the authority to promise you anything to the contrary and that any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.

We believe that your employment with InterMune requires a full-time commitment. Employment with any other entity, or for yourself in competition with InterMune, is not permitted unless expressly authorized by InterMune in writing.

As an InterMune employee, you will be expected to abide by company rules and regulations and acknowledge in writing that you have read and agree to abide by the provisions of InterMune’s Employee Handbook.

During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information. You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.

Sean P. Nolan.

January 28, 2013

In your work for InterMune, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree to act in accordance with any valid non-disclosure agreements to which you may be subject. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by InterMune. By accepting this offer of employment, you acknowledge that you will be able to perform your duties within these guidelines. You further agree that you will not bring onto InterMune’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee or consultant to leave his or her employment or consulting relationship with InterMune in order to begin employment or a consulting relationship with any company or business in actual or potential competition with InterMune.

The terms described in this letter, together with your Proprietary Information and Inventions Agreement, replace all prior agreements, understandings, and promises between InterMune and you, whether oral or written, concerning the terms and conditions of your employment with InterMune. Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

This Agreement will be interpreted in accordance with California law.

Sean, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible. A copy of this letter is enclosed for your records.

Sean P. Nolan.

January 28, 2013

Sincerely,

InterMune, Inc.

/s/ Daniel G. Welch
Daniel G. Welch

Chairman, CEO and President

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Sean P. Nolan	February 28, 2013
Sean P. Nolan	Date